Exhibit 99.1

PHARMACOPEIA’S DELIVERY OF ADDITIONAL LEAD COMPOUNDS TO
ORGANON TRIGGERS MILESTONE PAYMENT

Princeton, NJ, January 11, 2006 – Pharmacopeia (NASDAQ:PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced that the company has earned a milestone payment as part of its collaboration with Organon (NASDAQ:AKZOY).  The milestone payment was triggered by Pharmacopeia’s delivery of two additional advanced lead compounds that meet stringent requirements of potency, pharmacokinetic profile and activity in relevant preclinical models of metabolic and inflammatory diseases.

“This latest milestone payment from our successful collaboration with Organon is a reflection of the productivity that can be achieved when two complementary organizations work together effectively,” said Les Browne, Ph.D., President and Chief Executive Officer of Pharmacopeia.  “Combining its significant resources and expertise with a genuine interest in collaborating with innovative companies makes Organon a strong partner for Pharmacopeia.”

Based on the companies’ 2002 collaboration agreement, Pharmacopeia is entitled to receive further milestone payments from Organon if collaboration programs progress into and through clinical development.  Additionally, if therapeutic products are marketed based on compounds derived from the collaboration, Pharmacopeia will be entitled to receive royalties on sales.  Pharmacopeia continues to receive quarterly research payments from Organon in connection with the advancement of other collaborative programs, which, absent any new agreement between the companies, will continue until 2007.

Pharmacopeia and Organon have been collaborating on the discovery of candidate compounds, for further research and development by Organon, since 1996.  The companies’ 2002 collaboration agreement is structured to combine the companies’ strengths in research and development to enhance the probability of producing innovative new therapies that meet medical needs for large patient populations.

“Our collaboration with Pharmacopeia continues to be highly productive,” said David Nicholson, Executive Vice President of Global Research at Organon. “We fully expect the collaboration to produce ongoing successes as we work together to develop high-value therapeutics for some of the world’s neediest patient populations.”

To date, Pharmacopeia’s collaborations with multiple partners have resulted in three compounds currently in human clinical trials and an additional six candidates that are progressing through preclinical development.  Beyond its partnerships, Pharmacopeia is focused on the advancement of its internal, wholly-owned product pipeline.  This internal pipeline, with multiple compounds approaching preclinical development, is focused specifically on immunological diseases, with each program addressing a very large disease area. The company’s most advanced internal programs are JAK3 inhibitors (an immunosuppressant with potential utility in multiple indications including psoriasis, multiple sclerosis and transplant rejection), adenosine A2A antagonists (anti-neurodegeneratives with potential in Huntingdon’s, Parkinson’s and Alzheimer’s), and CCR-1 antagonists (anti-inflammatory agents with potential therapeutic efficacy against rheumatoid arthritis and multiple sclerosis).

ABOUT PHARMACOPEIA

Pharmacopeia creates and delivers novel therapeutics to address significant medical needs. Using proprietary technologies and processes, Pharmacopeia discovers and develops novel drug candidates to advance internally as well as with strategic partners. The company is advancing multiple internal programs – focused primarily on immunobiology and immunological diseases – to validation in clinical trials. Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into human clinical trials with further programs in late-stage preclinical development. Beyond these, the company has several internal programs in advanced pre-clinical optimization and multiple partnered programs in discovery that are expected to drive the company’s clinical portfolio in the future.

ABOUT ORGANON

Organon – with shared head offices in Roseland, NJ, USA and Oss, The Netherlands – creates, manufactures and markets prescription medicines that improve the health and quality of human life. Through a combination of independent growth and business partnerships, Organon strives to remain or become one of the leading pharmaceutical companies in each of its core therapeutic fields: reproductive medicine, psychiatry and anesthesia. Organon products are sold in over 100 countries, of which more than 60 have an Organon subsidiary. Organon is the human health care business unit of Akzo Nobel.

Contact:
Michio Soga Executive Vice President and Chief Financial Officer
Pharmacopeia Drug Discovery, Inc.
(609) 452-3643
irreq@pharmacopeia.com

Contact:
Monique Mols Associate Director Media Relations
Organon, Global Communications
+31-(0)412-665440
monique.mols@organon.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s intentions regarding the establishment and continuation of drug discovery collaborations with leading pharmaceutical and biotechnology organizations, in particular, the continuation and funding level of such continuation of Pharmacopeia’s existing collaborations with Schering-Plough and N.V. Organon, Pharmacopeia’s ability to build its pipeline of novel drug candidates, through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the development priorities of its collaborators and their ability to successfully develop compounds, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its Report on Form 10-Q filed on November 4, 2005, its Report on Form 10-K filed on March 23, 2005 and subsequent filings under the Securities and Exchange Act of 1934. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.